SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    --------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                                (Amendment No. 1)

                               POPE & TALBOT, INC.
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                                (Name of Issuer)

                                  COMMON STOCK
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                         (Title of Class of Securities)

                                    732827100
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                                 (CUSIP Number)

                      December 3, 1998 and January 15, 1999
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

              |_| Rule 13d-1(b)

              |X| Rule 13d-1(c)

              |_| Rule 13d-1(d)

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(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 4 Pages

CUSIP No. 732827100                   13G
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1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Emily T. Andrews
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2     Check the Appropriate Box If a Member of a Group*
                                     a. |_|
                                     b. |_|
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3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      U.S.A.
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                  5     Sole Voting Power
  Number of
   Shares               874,615
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             80,000
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        874,615
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        80,000
                        --------------------------------------------------------

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9     Aggregate Amount Beneficially Owned by Each Reporting Person

      954,615
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10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      7.08%
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12    Type of Reporting Person*

      IN
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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 4 Pages

                         SCHEDULE 13G (Amendment No. 1)

Item 1.

      a.   POPE & TALBOT, INC
      b.   1500 S. W. First Avenue
           Portland, OR 97201

Item 2.

      a.   Emily T. Andrews
      b.   600 Montgomery Street, 35th Floor
           San Francisco, CA 94111
      c.   U.S.
      d.   Common Stock
      e.   732827100

Item 3.

      N/A

Item 4.

      a.   Amount beneficially owned: 954,615 shares
      b.   Percent of class: 7.08 %
           (i)   Sole power to vote or to direct the vote: 874,615
           (ii)  Shared power to vote or to direct the vote: 80,000
           (iii) Sole power to dispose or to direct the disposition of: 874,615
           (iv)  Shared power to dispose or to direct the disposition of: 80,000

Item 5.

      N/A

Item 6.

      N/A

Item 7.

      N/A


                               Page 3 of 4 Pages

Item 8.

      N/A

Item 9.

      N/A

Item 10.

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 5, 1999
      ----------------

                                          /s/ Emily T. Andrews
                                          --------------------
                                          Emily T. Andrews


                                  Page 4 of 4